Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

RHP PARTNER, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is executed effective as of September 11, 2012 by the sole equity member for the purpose of forming a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”), to conduct business as a limited liability company, and the undersigned does hereby certify as follows:

ARTICLE I.

GENERAL

1.1 Name. The name of the Company shall be RHP Partner, LLC (the “Company”) and the business of the Company shall be conducted under that name or such other name or names as the Member may from time to time hereinafter designate.

1.2 Formation. The Company shall be formed upon the execution and filing by any Member or any other authorized person of a Certificate (as defined in Section 1.4 of this Agreement) of the Company to be filed with the office of the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Act.

1.3 Adoption of the Agreement. The Member hereto hereby adopts this Agreement as the Limited Liability Company Agreement of the Company, as the term “limited liability company agreement” is used in the Act, to set forth the rules, regulations and provisions regarding the management of the Company’s business, the governance of the Company, the conduct of its business and the rights and privileges of its Member.

1.4 Certificate of Formation. The Certificate of Formation of the Company, as amended from time to time (the “Certificate”), as filed with the Secretary of State of the State of Delaware, is adopted and ratified by the Member. Except as stated in this Agreement, the Act and the Certificate shall govern the rights and liabilities of the Member. In the event of a conflict between the terms of this Agreement and the terms of the Certificate, the terms of the Certificate shall prevail.

1.5 Principal Place of Business.

(a) The principal office of the Company, and such additional offices as the Member(s) may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The registered agent of the Company for service of process at such address the Corporation Service Company.

1.6 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Act.

ARTICLE II.

PURPOSE AND POWERS

2.1 Purpose. The Company is organized for the purpose of engaging in any lawful activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or any other law, or this Agreement, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company contemplated in this Agreement.

ARTICLE III.

CAPITAL

3.1 Capital Contributions. The Member has contributed cash, property or services with the agreed value as set forth on Schedule A hereto. The Member’s total ownership interest in the Company (the “Membership Interest”) shall be set forth on Schedule A. The Member may make additional contributions of cash (or promissory obligations), property or services from time to time. In the event that there is an adjustment or revision, or the records of the Company shall be so updated, Schedule A shall be promptly revised by the Secretary without further action by the Member.

3.2 No Additional Capital Contributions or Assessments. The Member is not required to make additional capital contributions to the Company. However, the Member may make additional capital contributions from time to time.

3.3 No Interest on Capital. No interest shall be paid on capital contributions or on balances of capital accounts.

ARTICLE IV.

DISTRIBUTIONS

4.1 In General. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. Distributions shall be made to the Member.

4.2 Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 10.2 of this Agreement, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by the Act, the remaining funds of the Company.

ARTICLE V.

MANAGEMENT OF THE COMPANY; LIABILITY

5.1 In General. The management of the Company shall be vested solely in the Member who shall have all powers to control and manage the business and affairs of the Company and may exercise all powers of the Company. The Member shall be authorized to execute in the Company’s name any instrument for apparently carrying on in the usual way of business of the Company. A designee acting pursuant to authority expressly delegated by the

Member may exercise the duties and powers of the Member. No person shall have authority to act for or bind the Company except with the written authorization of the Company, such authorization to be approved by the Member. The Member recognizes that its actions shall be governed by its own limited liability company agreement and the governance provisions thereby.

5.2 Amendments. The Member may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of correction of, or certificates of amendment to, the Company’s certificate of formation, one or more restated or amended and restated certificates of formation and any other certificate or filings provided for in the Delaware Act.

5.3 Additional Members. The Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined in connection with any such admission. The Member shall amend Schedule A hereof to reflect the name and address of the additional Member and any agreed upon changes in Membership Interests.

5.4 Action on Written Consent. Unless otherwise provided in this Agreement or by law, any action which may be taken at any meeting may be taken without a meeting, without prior notice and if the Member so consents in writing setting forth the action to be taken. Such consent shall be delivered to the Company and shall be filed with the minutes of the meetings in the records of the Company. Unless otherwise required by law, any direct action by the Member may be taken without additional approval documentation.

5.5 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE VI.

OFFICERS

6.1 Officers. The initial officers of the Company shall be as listed on Schedule B hereto or as designated by the Member. The additional or successor officers of the Company shall be chosen by the Member and may consist of a Chief Executive Officer, President, a Secretary, a Treasurer and such additional vice presidents or other officers and assistants as may be required. In the event that any officer is no longer an employee of Gaylord Entertainment Company or its successor or its affiliates, such person shall thereupon automatically be removed from any officer or agent position with the Company. Any officer shall have the authority to open and administer bank accounts of the Company and execute any and all documentation in connection with any account and any transactions. The officers shall have the authority to execute any and all agreements necessary or advisable to conduct the business of the Company.

6.2 Duties of the Person Holding the Office of Chief Executive Officer. The Chief Executive Officer shall have the duty and authority to manage the day-to-day operations of the Company and to perform other duties customarily performed by a chief executive officer.

6.3 Duties of Person Holding the Office of President. The President shall be the chief operating officer of the Company and in the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and authority of and be subject to all the restrictions upon the Chief Executive Officer.

6.4 Duties of the Person Holding the Office of Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and shall perform such other duties as may be prescribed by the Chief Executive Officer, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary.

6.5 Duties of the Persons Holding the Office of Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer.

ARTICLE VII.

INDEMNIFICATION

7.1 Indemnification.

(a) No Member shall have any personal liability whatsoever to the Company or any other Member (on account of such Member’s status as a Member or by reason of such Member’s acts or omissions in connection with the conduct of the business of the Company); provided, however, that nothing contained herein shall protect any Member against any liability to the Company or the Members to which such Member would otherwise be subject by reason of (i) any act or omission of such Member that involves actual fraud, willful misconduct, gross negligence or an action taken by a Member without a reasonable basis for belief by such Member that such action had been authorized by the Company or (ii) any transaction from which such Member derived improper personal benefit.

(b) The Company shall indemnify and hold harmless each Member, the affiliates of any Member and each officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Member under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company; provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud, willful misconduct, gross negligence or an action taken by a Member or officer without a reasonable basis for belief by such Member or officer that such action had been authorized by the Company or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 7.1 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement or determination otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(e) The Company may, to the extent authorized from time to time by the Member, grant rights to indemnification and to advancement of expenses to any officer, employee or agent of the Company to the fullest extent of the provisions of this Section 7.1 with respect to the indemnification and advancement of expenses of the Member of the Company.

ARTICLE VIII.

FISCAL MATTERS

8.1 Books and Records. Full and accurate books and records of the Company shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business, operations and affairs. The Member shall have access at reasonable times to the books and records of the Company, during regular business hours, at the Company’s principal executive office.

8.2 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

8.3 Tax Treatment. The Company is a limited liability company with a single owner and is intended to be treated, for Federal and state tax purposes, as a disregarded entity unless the Company elects to be classified as a corporation for Federal and state tax purposes pursuant to section 301.7701-3 of the Treasury Regulations. All provisions of the Certificate and this Agreement are to be so construed so as to preserve that status under the appropriate circumstances. At any time that the Company has only one Member, all activities and items of income, gain, loss, deduction, credit or the like of the Company shall be treated as activities and items of income, gain, loss, deduction, credit or the like of the Member. At any time that the Company has more than one Member, it is the intention of the Members that the Company shall be taxed as a “partnership” for federal, state, local and foreign income tax purposes.

ARTICLE IX.

ASSIGNMENT OF MEMBERSHIP INTERESTS

9.1 Assignment. The Member may assign, in whole or in part, its Membership Interest. In the event of a transfer of the Member’s interest, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately upon the transfer, and immediately upon such admission.

9.2 Pledge. Notwithstanding anything in this Agreement to the contrary, the Member may cause, or permit to be created, a lien or security interest upon its Membership Interest, provided that such lien or security interest is in favor of a lender to the Company and is granted in connection with a financing transaction or arrangement the proceeds of which will be used directly for the benefit of the Company or its affiliates. In the event that the third party is a lender and executes its rights under any such lien or security interest, such third party lender or its successor shall have all of the rights of the Member hereunder, provided that such third party lender or successor thereto agrees in writing to be bound by the terms and conditions of this Agreement.

ARTICLE X.

TERM, DISSOLUTION, WINDING UP, TERMINATION

10.1 Term. The term of the Company shall commence on the date as of which the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in perpetuity until terminated in accordance with the provisions hereof or as provided by law.

10.2 Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination by the Member to dissolve the Company; or

(b) An event causing a dissolution of the Company under Section 18-801(a)(4) or (5) of the Delaware Act.

ARTICLE XI.

GENERAL PROVISIONS

11.1 Governing Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

11.2 Severability. In case any one or more of the provisions contained in this Agreement or any application of it or them shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and any other application of it or them shall not in any way be affected or impaired by such invalidity, illegality or unenforceability.

11.3 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

11.4 Terminology. As the context may require, the singular shall include the plural, as appropriate. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

11.6 Amendments. This Agreement may be amended upon the execution of a written amendment or restatement signed by the Member.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first referenced above.

Member:

Gaylord Entertainment Company

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	Executive Vice President

Company:

RHP Partner, LLC

By:	/s/ Mark Fioravanti
Name:	Mark Fioravanti
Title:	Vice President and Treasurer

SCHEDULE A

TO

LIMITED LIABILITY COMPANY AGREEMENT

Member

Name and Address	Percentage	Amount of Initial Capital Contribution

Gaylord Entertainment Company One Gaylord Drive Nashville, TN 37214	100%	$1,000

SCHEDULE B

Officers

Officers	Title

Colin V. Reed	President
Carter R. Todd	Vice President and Secretary
Mark Fioravanti	Vice President
Bennett Westbrook	Vice President
Patrick Chaffin	Assistant Secretary
Jennifer Hutcheson	Assistant Secretary
Sidney Cherry	Assistant Secretary
Todd Siefert	Assistant Secretary